Exhibit 99.2

WorldGate Raises $17.5 Million in Private Placement

Trevose, Pa., August 4, 2005 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced the completion of a private placement of $17.5 million of its common stock and warrants with several institutional investors. The financing was led by funds managed by Satellite Asset Management, LP a private investment fund, which also led the Company’s prior round of financing in June, 2004.  SG Cowen & Co., LLC served as exclusive placement agent for the transaction.

The proceeds of the financing are expected to allow the Company to expand its research and development efforts to broaden the Company’s line of Ojo video phone products, and to provide additional working capital.

Ojo is the first true-to-life video phone that provides jitter-free video, perfectly synchronized audio and video, with a stylish design, and all the features people want in a video phone such as video messaging and a cordless handset. Ojo works with broadband cable and DSL Internet connections.

“Today’s funding represents a significant development for WorldGate,” says Hal Krisbergh, WorldGate Chairman and Chief Executive Officer.  “Now, with this funding, we have solidified our financial flexibility and capacity to continue the R&D effort, make further advancements in the promise of video telephony, and greatly improve our competitive positioning.”

As part of the transaction, WorldGate issued 4,666,664 shares of its common stock at $3.75 per share to the participating investors.  WorldGate also issued five-year warrants to purchase a total of 1,633,333 shares of WorldGate common stock, with an exercise price of $5.00 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,554,000 additional common stock shares at $4.12 a share.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. The Company has agreed to file a registration statement on Form SB-2 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock for resale and exercise of the warrants.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Press contact:	Company Contact:
Tim Cifelli	Joel Boyarski
Senior Vice President	SVP and CFO
Gregory FCA	WorldGate Communications, Inc.
27 West Athens Avenue	3191 Tremont Ave.
Ardmore, Pa. 19003	Trevose, Pa. 19053
610-642-8253	215-354-5312
tim@GregoryFCA.com	jboyarski@wgate.com